                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            OF COLLAGEN CORPORATION

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
                                                                                         SIX MONTHS ENDED
                                         YEARS ENDED JUNE 30,                              DECEMBER 31,
                      -----------------------------------------------------------      --------------------
                       1990         1991         1992         1993         1994         1993          1994
                      -------      -------      -------      -------      -------      ------        ------
Consolidated pre-tax
  income from
  continuing
  operations........  $11,620      $ 8,737      $ 3,903      $18,312      $ 8,848      $4,037        $6,283
Adjustment related
  to net equity
  income (loss) of
  less than 50%
  owned
  affiliates........       --           --           32         (968)         269          37           369
Add back fixed
  charges...........    1,707        2,231        2,420        1,557        1,547         758           883
                      -------      -------      -------      -------      -------      ------        ------
                      $13,327      $10,968      $ 6,355      $18,901      $10,664      $4,832        $7,535
                      ========     ========     =======      ========     ========     ======        ======
Fixed charges:
  Interest expense..  $   983      $ 1,000      $   796      $    --      $    --      $   --        $   55
  Interest portion
     of rent
     expense........      724        1,231        1,624        1,557        1,547         758           828
                      -------      -------      -------      -------      -------      ------        ------
  Total.............  $ 1,707      $ 2,231      $ 2,420      $ 1,557      $ 1,547      $  758        $  883
                      ========     ========     =======      ========     ========     ======        ======
Ratio of earnings to
  fixed charges.....      7.8x         4.9x         2.6x        12.1x         6.9x        6.4x          8.5x
                      ========     ========     =======      ========     ========     ======        ======
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